Exhibit 99.1

NEWS RELEASE

For Further Information Contact:

Michael J. Kraupp

Chief Financial Officer and Treasurer

Telephone:  (435) 634-3212

Fax:  (435) 634-3205

FOR IMMEDIATE RELEASE:     April 21, 2014

SKYWEST, INC. UPDATES Q1 2014 OUTLOOK

St. George, Utah—SkyWest, Inc. (“SkyWest”) (NASDAQ: SKYW) today updated its previously expressed outlook regarding the effect of extreme weather conditions and other factors on its anticipated financial and operating results for the quarter ended March 31, 2014.  During SkyWest’s fourth quarter earnings results call, held on February 13, 2014, management expressed their caution regarding the anticipated negative impact of a series of severe weather events on SkyWest’s operations during the period between January 1, 2014 and February 12, 2014.  Subsequent to February 12, 2014, SkyWest’s operations continued to be negatively impacted by severe weather for the next several weeks and SkyWest experienced additional flight cancellations resulting in operating losses.  SkyWest estimates the total negative impact from severe weather to be approximately $30 million pretax (including missed contract incentives) for the quarter ended March 31, 2014, and SkyWest canceled approximately 21,000 total flights related to severe weather. SkyWest experienced other challenges in the quarter ended March 31, 2014 and, as a result currently estimates that its fully-diluted loss per share will range from $(.46) to $(.41) for the quarter ended March 31, 2014.  SkyWest cautioned, however, that these estimates are preliminary and are subject to modification or revision in the course of completing SkyWest’s quarterly financial review procedures.

A more detailed explanation of these items affecting SkyWest’s quarter ended March 31, 2014 will be given when SkyWest announces its reviewed financial results, which is currently estimated to occur in early May 2014.

About SkyWest

SkyWest is the holding company for two scheduled passenger airline operations and an aircraft leasing company, and is headquartered in St. George, Utah. SkyWest’s scheduled passenger airline operations consist of SkyWest Airlines, Inc. (“SkyWest Airlines”), also based in St. George, Utah, and ExpressJet Airlines, Inc. (“ExpressJet Airlines”), based in Atlanta, Georgia.  SkyWest Airlines operates as United Express, Delta Connection, American Eagle and US Airways Express carriers under contractual agreements with United Airlines (“United”), Delta Air Lines (“Delta”), American Airlines, Inc. (“American”) and US Airways, Inc. (“US Airways”).  SkyWest Airlines also operates flights for Alaska Airlines under a contractual agreement.  ExpressJet Airlines operates as United Express, Delta Connection, and American Eagle carriers under contractual agreements with United, Delta and American. System-wide, SkyWest serves markets in the United States, Canada, Mexico and the Caribbean with approximately 3,600 daily departures and a fleet of approximately 758 regional aircraft.  This press release and additional information regarding SkyWest can be accessed at www.skywest.com.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this release contains forward-looking statements.  SkyWest may, from time to time, make written or oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements encompass SkyWest’s beliefs, expectations, hopes or intentions regarding future events.  Words such as “forecasts”, “expects,” “intends,” “believes,” “anticipates,” “should,” “likely” and similar expressions identify forward-looking statements.  All forward-looking statements included in this release are made as of the date hereof and are based on information available to SkyWest as of such date.  SkyWest assumes no obligation to update any forward-looking statement.  Readers should note that many factors could affect the future operating and financial results of SkyWest, SkyWest Airlines or ExpressJet Airlines, and could cause actual results to vary materially from those expressed in forward-looking statements set forth in this release.  These factors include, but are not limited to, the prospects of entering into agreements with other carriers to fly new aircraft, uncertainties regarding operation of new aircraft, the ability to obtain certain regulatory approvals to operate new aircraft under SkyWest Airlines’ and ExpressJet Airlines’ operating certificates and the ability to obtaining financing for the aircraft.

Actual operational and financial results of SkyWest, SkyWest Airlines and ExpressJet Airlines will also vary, and may vary materially, from those anticipated, estimated, projected or expected for a number of other reasons, including, in addition to those identified above: the ability of ExpressJet Airlines to realize potential synergies and other anticipated financial impacts of the consolidation of its operations, the possibility that future financial and operating results of ExpressJet Airlines may not meet SkyWest’s forecasts and the timing of ongoing consolidation of the operations of ExpressJet Airlines, if achieved.  The challenges of competing successfully in a highly competitive and rapidly changing industry; developments associated with fluctuations in the economy and the demand for air travel; ongoing negotiations between SkyWest, SkyWest Airlines and ExpressJet Airlines and their major partners regarding their contractual obligations; the financial stability of those major partners and any potential impact of their financial condition on the operations of  SkyWest, SkyWest Airlines, or ExpressJet Airlines; the resolution of current litigation with a major airline partner of SkyWest Airlines and ExpressJet Airlines; fluctuations in flight schedules, which are determined by the major partners for whom SkyWest’s operating airlines conduct flight operations; variations in market and economic conditions; labor relationships; the impact of global instability; rapidly fluctuating fuel costs; the degree and nature of competition; potential fuel shortages; the impact of weather-related or other natural disasters on air travel and airline costs; aircraft deliveries; the ability to attract and retain qualified pilots and other unanticipated factors.  Risk factors, cautionary statements and other conditions which could cause SkyWest’s actual results to differ from management’s current expectations are contained in SkyWest’s filings with the Securities and Exchange Commission; including the section of SkyWest’s Annual Report on Form 10-K for the year ended December 31, 2013, entitled “Risk Factors.”